PRELIMINARY COPIES



                              PROXY



                   PENTECH INTERNATIONAL, INC.
                                                       [LOGO]
                        195 Carter Drive
                   Edison, New Jersey  08817

     This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned, revoking all previous proxies, hereby appoints John W. Linster, David Melnick and Richard S. Kalin, and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Pentech International, Inc. (the "Company") which the undersigned would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on March 19, 1997 at 10:00 A.M. in the Holiday Inn, 195 Davidson Avenue, Somerset, New Jersey 08873, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting.

     The undersigned acknowledges receipt of the Notice of Annual
Meeting, Proxy Statement and the Company's 1996 Annual Report.

1.   ELECTION OF DIRECTORS
     FOR all nominees listed       Withhold Authority to vote
     below (except as marked       for all nominees listed
     to the contrary below)        below

     (Instruction: To withhold authority to vote for an individual nominee strike a line through such nominee's name from the list below.)

     ROY L. BOE, RICHARD S. KALIN, JOHN F. KUYPERS, JOHN W.
     LINSTER, DAVID MELNICK, NORMAN MELNICK AND JERRY DELLA
     FEMINA.

2.   APPROVAL OF THE SALE OF THE COMPANY'S COSMETICS DIVISION
     TO A COMPANY CONTROLLED BY AFFILIATES OF THE COMPANY.

     FOR                           AGAINST

3.   IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY
     COME BEFORE THE MEETING.

     FOR                           AGAINST

     PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR Proposals 1, 2 and 3.

Date:                      , 1997




(Signature)



(Signature, if held jointly)


Where stock is registered in the names
of two or more persons ALL should sign.
Signature(s) should correspond exactly
with the name(s) as shown above. Please sign, date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.




     Requests for copies of proxy materials, the Company's Annual Report for its fiscal year ended September 30, 1996 or the Company's Annual Report for its fiscal year ended September 30, 1996 on Form 10-K should be addressed to Shareholder Relations, Pentech International, Inc., 195 Carter Drive, Edison, New Jersey 08817. This material will be furnished without charge to any shareholder requesting it.

                      PRELIMINARY COPIES

                   PENTECH INTERNATIONAL, INC.
                    (a Delaware corporation)              [LOGO]


                      NOTICE OF 1997 ANNUAL
                  MEETING OF SHAREHOLDERS TO BE
              HELD AT 10:00 A.M. ON MARCH 19, 1997


To the Shareholders of
PENTECH INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Meeting") of PENTECH INTERNATIONAL, INC. (the "Company") will be held on March 19, 1997 at 10:00 A.M. in the Holiday Inn, 195 Davidson Avenue, Somerset, New Jersey, to consider and vote on the following matters described under the corresponding numbers in the attached Proxy Statement:

     1.   The election of seven directors;

     2. Approval of the sale of the Company's Cosmetics Division to a company controlled by affiliates of the Company; and

     3. Such other matters as may properly come before the Meeting.

     The Board of Directors has fixed February 5, 1997 at the close of business, as the record date for the determination of shareholders entitled to vote at the Meeting, and only holders of shares of Common Stock of the Company of record at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of shareholders entitled to vote at the Meeting shall be available for examination by any shareholder, for any purpose germane to the Meeting, during ordinary business hours from February 20, 1997 until the Meeting at the offices of the Company. This list will also be available at the Meeting.

     Whether or not you expect to be present at the Meeting, please fill in, date, sign and return the enclosed Proxy, which is solicited by management. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                              By Order of the Board of Directors


                              Richard S. Kalin, Secretary

Date:  February 10, 1997

PRELIMINARY COPIES

                   PENTECH INTERNATIONAL, INC.
                        195 Carter Drive
                    Edison, New Jersey  08817

                                                         [Logo]



                         PROXY STATEMENT



               1997 ANNUAL MEETING OF SHAREHOLDERS
           TO BE HELD AT 10:00 A.M. ON MARCH 19, 1997

     The enclosed proxy is solicited by the management of PENTECH INTERNATIONAL, INC. (the "Company") in connection with the 1997 Annual Meeting of Shareholders (the "Meeting") to be held on March 19, 1997 at 10:00 A.M. in the Holiday Inn, 195 Davidson Avenue, Somerset, New Jersey 08873 and any adjournment thereof. The Board of Directors has set February 5, 1997 at the close of business as the record date for the determination of shareholders entitled to vote at the Meeting. A shareholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1) The election of the seven persons listed herein as directors of the Company;

     (2) Approval of the sale of the Company's Cosmetics Division to a company controlled by affiliates of the Company; and

     (3) Such other matters as may properly come before the Meeting.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's Annual Report to Shareholders for its fiscal year ended September 30, 1996 (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     Only shareholders of record of the Company's 12,496,758 shares of Common Stock (the "Common Stock") outstanding at the close of business on February 5, 1997 will be entitled to vote. Each share of Common Stock is entitled to one vote. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The proxy statement, the attached notice of meeting, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about February 10, 1997. The mailing address of the Company's principal executive offices is 195 Carter Drive, Edison, New Jersey 08817.


                    1. ELECTION OF DIRECTORS

     Seven directors are to be elected by a majority of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Shareholders and until his respective successor is elected and qualified. The persons named in the accompanying proxy have advised management that it is their intention to vote for the election of the following nominees as directors unless authority is withheld:

               o    Roy L. Boe
               o    Richard S. Kalin
               o    John F. Kuypers
               o    John W. Linster
               o    David Melnick
               o    Norman Melnick
               o    Jerry Della Femina

     Management has no reason to believe that any nominee will be unable to serve. In the event that any nominee becomes unavailable, the proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

Information Regarding Officers, Directors and Nominees for Election

     The following is certain information regarding nominees, current directors and executive officers of the Company:

                          Position with        Year became
Name                Age   the Company       Officer or Director
----                ---   -------------     -------------------

Norman Melnick      65    Chairman                 1984

John W. Linster     52    President and Chief      1996
                          Executive Officer

                          Position with        Year became
Name                Age   the Company       Officer or Director
----                ---   -------------     -------------------
David Melnick       38    Chief Operating         1984
                          Officer and
                          Director

John F. Kuypers     38    Executive Vice          1991
                          President-Marketing
                          and Director

Richard S. Kalin    42    Secretary and           1984
                          Director

Roy L. Boe          66    Director                1994

Jerry Della Femina  60    Director                1994

William Visone      33    Treasurer, Chief        1992
                          Financial Officer

     Norman Melnick. Mr. Norman Melnick, a founder of the Company, has been Chairman of the Company since its inception in April 1984. He was Chief Executive Officer ("CEO") until November 1995. Mr.
Norman Melnick is Mr. David Melnick's father.

     John W. Linster. Mr. John Linster was elected President and CEO of the Company in November 1996 and to the Board of Directors of the Company in April 1996. Prior to that, from July 1973 to March 1995, he was employed at Avery Dennison Corp. in various positions including Vice President, General Manager Mass Market. During his career at Avery Dennison, he founded the Mass Market business and built it into a profitable $110 million business.

     David Melnick. Mr. David Melnick, a founder of the Company, has been a Director of the Company since its inception in April
1984.  He was President until November 1995, when he was elected
Chief Operating Officer.

     John F. Kuypers. Mr. Kuypers has been employed by the Company since September 1991 as Executive Vice President - Marketing.

     Richard S. Kalin. Mr. Kalin has been Secretary and Director of the Company since its inception in April 1984. He is Chairman, Secretary and Director of Micronetics Wireless, Inc., a manufacturer of wireless network components and Secretary and Director of Wanderlust Interactive, Inc., an interactive entertainment company. He has been engaged in the private practice of law since November 1983 and currently is a founding partner of Kalin & Banner, a New York-based law firm.


     William Visone. Mr. Visone has been employed by the Company since January 1992 initially as Controller and presently as Chief
Financial Officer.  In April 1992, Mr. Visone was elected
Treasurer.

     Roy L. Boe. Mr. Boe has been President of the Worcester Icecats, Inc. since its inception in 1994. The Worcester Icecats are an American Hockey League ice hockey team located in Worcester, MA. He has also been President of the North American Sports Group (the "Group") since its inception in December 1987. The Group advises universities and city governments on matters relating to the acquisition, promotion and development of athletic facilities, teams and franchises within the United States. He is also a director of Micronetics Wireless, Inc.

     Jerry Della Femina. Mr. Della Femina is an owner and the CEO of Jerry & Ketcham Inc., an advertising organization founded in December 1992. He also operates several restaurants and a food market. From 1967 to June 1992, Mr. Della Femina was an owner and chief executive officer of Della Femina Travisano & Partners (which become Della Femina McNamee) which he sold in 1986.

     During the fiscal year ended September 30, 1996 ("Fiscal 1996"), the Board of Directors met on nine occasions. (Mr. Della Femina did not attend five of the meetings.) In addition, the Board of Directors acted once by unanimous consent. The Company has an Executive and Audit Committee (the "Executive Committee") consisting of Messrs. Linster, David Melnick and Kalin, which is authorized to make major decisions affecting the Company. The Company also has a Stock Option-Compensation Committee (the "Compensation Committee") consisting of Messrs. Boe, Della Femina and Kalin, which determines compensation and awards stock options. Each of the Executive and Compensation Committees met once during Fiscal 1996.

    Executive Compensation

     The following table sets forth for Fiscal 1996 and its fiscal years ended September 30, 1995 and 1994, information relating to compensation received by the Company's CEO and by each of the Company's executive officers whose Fiscal 1996 compensation was more than $100,000 per year:

SUMMARY COMPENSATION TABLE

                                                     Long-Term
                         Annual Compensation        Compensation
Name and                 -------------------        ------------
Principal               Fiscal                         Option
Position                Year            Salary($)      Grants
---------               ----            ---------      ----
Norman Melnick,         1996             225,000         -
 Chairman               1995             247,500         -
                        1994             275,000         -

John W. Linster,        1996             207,000       120,000(2)
 President and
 CEO

David Melnick,          1996             157,500         -
 Chief Operating        1995             157,500         -
 Officer                1994             175,000         -

John F. Kuypers,        1996             250,000         -
 Executive Vice         1995             250,000         -
 President-Marketing    1994             250,000      160,000(2)

William Visone,         1996             102,000         -
 Treasurer and Chief
 Financial Officer

--------------------
(1)  Hired in November 1995.

(2) Exchanged options for 200,000 shares for these options at a reduced option exercise price.

     The aggregate amount of other compensation for each of Messrs. Norman Melnick, Linster, David Melnick, Kuypers and Visone did not, in any case, exceed the lesser of $50,000 or ten percent of the total compensation.

     Mr. Linster's employment agreement with the Company commenced in November 1995 and terminates in November 2003. His agreement provides for current annual compensation of $262,500. It also provides for a Company-supplied automobile, a life insurance policy in the amount of $500,000, and an option to purchase an aggregate of 200,000 (reduced to 120,000 as a result of the Option Exchange (defined below)) shares of Common Stock of the Company, exercisable 40,000 shares per year commencing November 17, 1997. Mr. Kuypers' employment agreement with the Company commenced in September 1991 and terminates in September 1999. His agreement provides for current annual compensation at a present rate of $257,500. Both agreements contain a one year restrictive covenant relating to competition upon termination of employment and provides for the payment of benefits similar to those paid executives of similarly-situated companies.

Profit Sharing Plan

     During the fiscal year ended September 30, 1987, the Company established a non-contributory profit sharing plan and trust (the "Profit Sharing Plan") which covers all eligible employees, including officers of the Company, who are at least twenty and one-half years of age and have completed one year of service with the Company. In April 1993 the Profit Sharing Plan was converted into a contributory plan (hereinafter the "401(k) Plan") which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All money in the Profit Sharing Plan was rolled over into the 401(k) Plan. Each participant's interest for contributions made by the Company vests at the rate of 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service, and 100% after six years of service. The retirement age under the Plan is 65 or after the sixth year of credited service, whichever is later on. The Company contributed $16,941 to the 401(k) Plan in Fiscal 1996. The 401(k) Plan also includes certain death benefits and disability benefits. Messrs. Norman Melnick and David Melnick each are fully vested under the 401(k) Plan and Mr. Kuypers has five years of service and is 80% vested.


     Stock Options Plans

     The Company currently has three active stock option plans.
The 1989 Stock Option Plan was adopted by the Board of Directors on January 5, 1989 and was approved by the shareholders of the Company on April 6, 1989 (the "1989 Plan"). The 1993 Stock Option Plan was adopted by the Board of Directors on January 5, 1993 and was approved by the shareholders of the Company on April 12, 1993 (the "1993 Plan"). The 1995 Stock Option Plan was adopted by the Board of Directors on March 15, 1995 and approved by the shareholders of the Company on May 9, 1995 (the "1995 Plan") (the 1989 Plan, the 1993 Plan and the 1995 Plan are collectively referred to as the "Plans"). Stock options granted under the Plans are intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code ("Incentive Options"). The Plans also allow the granting of non-qualified stock options ("Non-Qualified Options") (Incentive Options and Non-Qualified Options are collectively referred to as "Options"). The 1989 Plan additionally allows the granting of limited stock appreciation rights. Under the 1989 Plan, Incentive Options may be granted to the Company's officers and employees. Under the 1993 Plan and the 1995 Plan, Incentive Options may be granted to the Company's employees, consultants, advisors to the Board of Directors and qualified directors.

     The Plans are administered by the Compensation Committee, which has the authority to determine the person to whom Options may be granted, the number of shares of Common Stock to be covered by each Option, the time or times at which the Options may be granted or exercised and for the most part, the terms and provisions of the Options. The exercise price of Options granted under the Plans may not be less than the fair market value of the shares of Common Stock on the date of grant (110% of the fair market value if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1989 Plan may not be exercised more than ten years from the date of grant (five years if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1993 Plan may not be exercised more than five years from the date of grant. The 1989 Plan terminates on January 5, 1999. The 1993 Plan terminates on January 4, 2003. The 1995 Plan terminates on January 4, 2005.

     During Fiscal 1996, in connection with his employment agreement, Mr. Linster was granted an option for 200,000 shares of Common Stock (later reduced to 120,000 shares pursuant to the Option Exchange Program). On November 17, 1996, the Board of Directors adopted an Option Exchange Program pursuant to which certain employees and consultants were given the one-time option to amend their options so that, as amended, the revised options would have a new three year vesting period, commencing one third November 17, 1997, and additional one thirds each of the next two yearly anniversaries thereof, for 60% of the previous number of shares covered by the options, exercisable at $.75 per share, the market price on the date the Option Exchange Program was approved.
Messrs. Norman Melnick, Linster, David Melnick, Kuypers, Kalin, Visone and Boe each were given the right and did participate in the Option Exchange Program.

    The following is cumulative information relating to outstanding options owned by the Company's executive officers.

       Aggregated Option/SAR Exercises in Last Fiscal Year
               and FY-End Option/SAR Values
       ---------------------------------------------------
                                            Unexercised
                  Number of Unexercised     In-the-Money Options/
                    Options at FY-End(#)    SARs at FY-End($)
                      Exercisable/          Exercisable/
 Name                 Unexercisable(1)      Unexercisable(1)
------                -----------------     ---------------
Norman Melnick        100,000/60,000             0/34,500
John W. Linster             0/150,000            0/93,750
David Melnick          50,000/30,000             0/17,250
Richard S. Kalin       25,000/15,000             0/9,375
John F. Kuypers             0/144,000            0/90,000
William Visone              0/30,000             0/18,750
Roy L. Boe                  0/6,000              0/3,750
----------
(1) Represents options after effectiveness of Option Exchange Program at fair market value of Common Stock at January 10, 1997 of $1.375 as reported by NASDAQ, less the exercise price.


Additional Information with Respect to Compensation
---------------------------------------------------
     The compensation for each executive officer is determined by the Compensation Committee. Members of the Compensation Committee deliberated in determining compensation and unanimously agreed on the compensation to be awarded each executive officer.

     In reaching its determination, the Committee considers the recommendations of the President and such factors such as performance of the individual and performance of the Company, as a whole, as well as comparable compensation paid to executives at other similarly situated companies. The Committee also considers stock price, cash flow, revenues, net income and other factors in arriving at its compensation determinations. The Committee believes that compensation should be structured so as to provide incentives to the Company's officers to enhance the long-term profitability of the Company. It is the Committee's view that increases in revenues, net income, cash flow and market share improve shareholder market value. As a result, in making its compensation determinations, the Committee attempts to align the financial interests of the Company's officers with those of its shareholders. Based on these factors, during Fiscal 1996, executive officers received increases of less than an average of five percent (5%). In addition, the Company established a Management By Objective ("MBO") program for these executives to determine if any of them become eligible for bonuses during the current fiscal year.

     Options to purchase Common Stock are also a key element in the Company's compensation program. Since options granted under the Plans generally provide for at least a one-year waiting period before options may be exercised and an exercise price of the Company's Common Stock at fair market value as of the date of grant, officers benefit from options only when the share price increases. As a result, options help to motivate executives by providing incentives tied to shareholder goals. No new options were granted to any executive officer during Fiscal 1996, but in November 1996 many employees were given the opportunity to participate in the Option Exchange Program. Also, in December 1996, Mr. Linster was granted a new option to purchase 30,000 shares exercisable 15,000 shares on January 1, 2001 and 15,000 shares on January 1, 2002, at an exercise price of $1.00 per share.

Performance Graph

Description:   The performance graph was prepared by the Center
               for Research in Security Prices. This line graph illustrates a comparison of five year-cumulative total returns for Pentech International, Inc., NASDAQ Stock Market (U.S. Companies) and NASDAQ
               Stocks (SIC 5000-5099 U.S. and Foreign) wholesale trade-durable goods from September 30, 1991 to September 30, 1996.

Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth the number of shares of Common Stock beneficially owned, directly or indirectly, as of the date hereof, by each of the directors of the Company, by all persons known by the Company to be beneficial owners of more than five (5%) percent of the outstanding shares of Common Stock, and by all officers and directors as a group:

Name and Address              Shares (1)               Percent
----------------              ----------               -------
Norman Melnick                1,734,028(2)(3)          13.8%
195 Carter Drive
Edison, New Jersey  08817

John W. Linster                 150,000(3)              1.2%
195 Carter Drive
Edison, New Jersey  08817

David Melnick                 1,870,098(3)(5)          14.9%
195 Carter Drive
Edison, New Jersey  08817

Richard S. Kalin                756,089(3)(6)             6%
757 Third Avenue
New York, NY  10017

John F. Kuypers                 122,400(3)              (4)
5555 Odana Road
Madison, WI  53719

William Visone                   50,000(3)              (4)
195 Carter Drive
Edison, NJ  08817

Roy L. Boe                        5,000(7)              (4)
410 North Cedar Road
Fairfield, CT  06430

Jerry Della Femina                5,000(7)              (4)
640 Fifth Avenue
New York, NY  10019

David L. Babson & Co., Inc.   1,087,300(8)              8.7%
One Memorial Drive
Cambridge, MA 02142-1300

All officers and              4,692,615(2)(3)(5)         37%
directors as a group              (6)(7)
(eight persons)

----------

(1) All shares of Common Stock are owned directly, unless otherwise noted.

(2) Includes 664,200 shares owned by his wife, Libby Melnick, and 12,100 shares owned by his minor child, as to which he disclaims beneficial ownership.

(3)  Includes 100,000, 50,000, 25,000 and 175,000 shares for
     Messrs. N. Melnick, D. Melnick, Kalin and all officers and directors as a group, respectively, that are issuable upon exercise of options. Does not include 60,000, 150,000, 30,000, 144,000, 15,000, 30,000 and 441,000 shares issuable upon exercise of options for Messrs. Norman Melnick, Linster, David Melnick, Kuypers, Kalin, Visone and for all officers and directors as a group, which are not exercisable within 60 days.

(4)  Less than one percent.

(5) Includes 869,228 shares owned by his wife, Dana Melnick, and 52,550 shares owned by his minor children, as to which he disclaims beneficial ownership.

(6) Includes 345,064 shares owned by his wife, Noelle Makenzie, and 46,000 shares owned by his minor child, as to which he disclaims beneficial ownership. Includes 110,000 shares held in his retirement account.

(7) Does not include options to purchase 6,000 shares which are not exercisable within 60 days.

(8) Based on information furnished to the Company on Form 13G, dated January 11, 1996. David L. Babson & Co., Inc. ("Babson") has shared voting and dispositive power with respect to 317,000 of these shares. Babson is an Investment Advisor registered under Section 203 of the Investment Advisors Act.

     The Company is unaware of any arrangement, the operation of which, at a subsequent date, may result in a change in control of the Company.


Compliance with Section 16(a) of the Exchange Act
-------------------------------------------------

     The Company believes that during the preceding fiscal year its executive officers and directors complied with all Section 16 filing requirements.







Certain Transactions
--------------------

     In December 1996 and January 1997, due to unforeseen, potentially devastating events that occurred during Fiscal 1996, the Company conducted a private offering of its securities (the "Private Offering"). The terms of the Private Offering were determined by a Special Committee of the Board of Directors comprised of Messrs. Boe and Della Femina, outside directors of the Company (the "Special Committee"). The Special Committee engaged the law firm of Aron, Twomey, Hoppe & Gallanty, New York, New York, to advise it on the appropriateness of the Private Offering. In reaching the conclusion that the terms of the Private Offering were fundamentally fair to the Company, the Special Committee considered
(i) the current market price for the Common Stock in the NASDAQ market, (ii) the current liquidity crisis brought on by the adverse multi-million dollar patent infringement judgment against the Company (the "Paradise Judgment"), (iii) the work-out status of the Company's loans with its former principal lenders (the "Former Banks"),(iv) the recent net losses of the Company, (v) the funding requirements required by the settlement of the Paradise Judgment (the "Paradise Settlement"), (vi) the difficulty and delays that would be encountered in attempting to proceed with a publicly-registered offering of securities of the Company, (vii) the general status of the Company at the time of the Private Offering and
(viii) the urgent need for additional equity in order to fund the Paradise Settlement, satisfy the Former Banks, obtain new bank financing and to otherwise attempt to stabilize the Company's operations.

     The terms of the Private Offering provided for the sale of 20 units of 100,000 shares of Common Stock for $50,000 per unit. Messrs. Linster, N. Melnick, D. Melnick, Kuypers, Kalin, Visone and all officers and directors as a group invested $75,000, $150,000, $75,000, $50,000, $150,000, $25,000 and $525,000 in the Private
Offering. The net proceeds of the Private Offering were used $500,000 to fund the initial payment of the Paradise Settlement (which was required to be funded by new equity and paid by December 31, 1996) and the balance ($475,000) was used to repay debt and, under the terms of the Company's restructured loan agreements with the Former Banks, enabled the Company to use $475,000 for capital expenditures.)

     During Fiscal 1996, the Company paid legal fees to, and reimbursed disbursements of, Kalin & Banner a law firm of which Mr. Kalin, a Secretary and Director of the Company, is a partner, in the aggregate amount of approximately $412,434. Directors not otherwise employed or engaged by the Company receive a one-time option grant of 10,000 shares of Common Stock, an annual stipend of $5,000, and $750 per meeting they attend in person.

     In March 1990, the Company verbally agreed with Mrs. Libby Melnick, the wife of Norman Melnick, Chairman and a Director of the Company, to loan Mrs. Melnick money to purchase a life insurance policy (the "Policy"). The Company is a named insured on the Policy to the extent of premiums paid on the Policy. The proceeds of the Policy to be paid to the Company will be used to repay the loan. Through September 30, 1996, the Company has lent Mrs. Melnick an aggregate of $109,511 toward payment of the premiums on the Policy. The loan bears interest at the rate of eight percent (8%) per annum. The loan was approved by the Board of Directors of the Company.

          2.   Approval of the Sale of the Company's
               Cosmetics Division to a Company
               Controlled by Mr. Norman Melnick.

     On January 9, 1997, the Board of Directors, following extended consideration over several previous meetings, determined to discontinue its Cosmetics Division and focus its efforts primarily on its writing instruments business. This was largely the result of refocusing the Company's business strategy on its core competency, especially in light of the appointment of Mr. Linster as the new CEO in Fiscal 1996 and the financial performance of the Company over the last two years.

     The Company has considered several options as to how to discontinue its Cosmetics Division, including (i) selling the Division outright to an independent third party, (ii) liquidation of the Division and (iii) the sale of the Division to a company controlled by affiliates of the Company, including Mr. N. Melnick, Chairman of the Company. Any such sale is subject to the consent of the Company's primary lender. To date, the Company has not been successful in its efforts at locating an independent third party to acquire the Cosmetics Division in its present condition on any advantageous terms.

     The financial performance of the Cosmetics Division for Fiscal 1996 and the fiscal year ended September 30, 1995 reflects significant investment and continuing losses. As a result, the Company does not believe it would be able to sell the Cosmetics Division to an independent third party on very advantageous terms, nor has it been successful in its efforts to do so. The Company has proceeded to liquidate certain assets of the Cosmetics Division over the last few months. The Company has now determined, subject to finalization of a definitive agreement and the consent of its primary lender, that the most desirous way of benefitting from the discontinuance of its Cosmetics Division is to sell the Cosmetics Division to a company controlled by Mr. N. Melnick (which may include other officers and/or directors of the Company) at its book value on the date of sale. In the opinion of management of the Company, continued operation of the Cosmetics Division would require the investment of considerable financial and human resources. It was determined that such investment was not in the best interests of the Company.


     Mr. N. Melnick has informed the Company that his proposal to purchase the Cosmetics Division will be at the book value of the Cosmetics Division (the value of its assets minus its liabilities) and will either be subject to financing or will be subject to a purchase money promissory note for a substantial portion of the purchase price. Mr. N. Melnick has informed the Company that he intends to seek to raise capital from personal sources and through third parties to finance this venture. To the extent the Company does not receive cash payment for any portion of the Cosmetics Division, it is contemplated that the Company will receive a first lien on all of the assets of this company (which the Company anticipates it will be required to assign to its primary lender).

      Following consideration of this proposal the Board of Directors, with full disclosure of those who may participate in the acquisition of the Cosmetics Division, unanimously approved selling the Cosmetics Division to a company controlled by affiliates of the Company (primarily Mr. N. Melnick) on terms similar to those outlined above, subject to the affirmative vote of the shareholders of the Company, the consent of the Company's primary lender and entry into a definitive agreement with Mr. N. Melnick's company. Because of the affiliated nature of this transaction and in order to avoid the appearance of impropriety, the Board of Directors decided to present this proposal to the shareholders of the Company to determine whether the shareholders of the Company would approve the sale of the Cosmetics Division to a company controlled by Mr. N. Melnick on the terms outlined above. A vote of a majority of the shares of Common
Stock represented at the Meeting will constitute approval of this resolution.

     If this resolution is approved, there is no assurance this transaction will be finalized with such company or Mr. N. Melnick, nor is there any assurances that this transaction will be approved by the Company's primary lender. If this resolution is not approved, the Company will attempt to further liquidate the Cosmetics Division and to orderly discontinue this business if it is unable to find an independent third party to purchase this business on terms acceptable to the Company and its primary lender.

     The Company has engaged the accounting firm of Drucker, Math
& Whitman, P.C., North Brunswick, NJ, to review the financial statements of the Company's Cosmetics Division in order to determine the book value of that Division (which will form the basis for the purchase price of such Division to the company controlled by Mr. N. Melnick). Such report is expected to be issued before the Meeting and be available at the Meeting. It is anticipated that a representative of that firm will be present at the Meeting to answer any questions a shareholder may have with respect to this proposal.





                        3.  OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.


Selection of Auditors
---------------------

     The Board of Directors has selected Ernst & Young, L.L.P. ("E&Y") as its independent certified public accountants to audit the financial statements of the Company for its current fiscal year ending September 30, 1997. Mr. Bernard Leone, a member of E&Y, is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer questions any shareholder may have with respect to the financial statements of the Company for Fiscal 1996.


Shareholder's Proposals
-----------------------

     Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 195 Carter Drive, Edison, New Jersey 08817 on or before November 10, 1997. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified, mail-return receipt requested.

                              By Order of the Board of Directors,



                              Richard S. Kalin, Secretary

Dated:  February 10, 1997








PTK\Pxy97